Exhibit 5.2

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212-450-4000 tel 212-701-5800 fax

September 29, 2009

ABN AMRO Holding N.V.
ABN AMRO Bank N.V.
c/o ABN AMRO Holding N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

Ladies and Gentlemen:

ABN AMRO Holding N.V. (“Holding”) and ABN AMRO Bank N.V. (the “Bank” and, together with Holding, each a “Company” and collectively the “Companies”), each a public limited liability company incorporated under the laws of The Netherlands, are filing with the Securities and Exchange Commission a Registration Statement on Form F-3 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), senior debt securities to be issued by the Bank (the “Securities”) and guaranteed by Holding, which may be issued pursuant to an indenture (the “Indenture”) dated as of September 15, 2006, among the Bank, Holding, Citibank, N.A., as securities administrator, and Wilmington Trust Company, as trustee.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1.           Assuming the Indenture has been duly authorized, executed and delivered by the parties thereto, and if any supplemental indenture is to be entered into in connection with the issuance of any Securities, such supplemental indenture has been duly authorized, executed and delivered by the parties thereto; the specific terms of a particular series of Securities have been duly authorized and established in accordance with the Indenture; and such Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable distribution or other agreement against payment therefor, such Securities will constitute valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and Holding’s

ABN AMRO Holding N.V. ABN AMRO Bank N.V.	2	September 29, 2009

guarantee under the Indenture with respect to such Securities will constitute a valid and binding obligation of Holding, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors (or the relevant equivalent) with respect to the relevant Company shall have duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) each Company is, and shall remain, validly existing as a public limited liability company under the laws of the Netherlands; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indenture and the Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the relevant Company) and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Security.  We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Companies with the terms of such Security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the relevant Company, or any restriction imposed by any court or governmental body having jurisdiction over the relevant Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the Federal laws of the United States of America.  Insofar as the foregoing opinion involves matters governed by the laws of The Netherlands, we have relied, without independent investigation, on the opinion of Clifford Chance LLP, special legal counsel in The Netherlands for Holding and the Bank, dated September 29, 2009, filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,
/s/ Davis Polk & Wardwell LLP